Exhibit 99.1

NEWS RELEASE

Synopsys Announces Sassine Ghazi to Assume

President and CEO Role Jan. 1, 2024

Aart de Geus to Take Role of Executive Chair at that Time

Sunnyvale, Calif., Aug. 16, 2023 –Synopsys, Inc. (Nasdaq: SNPS) today announced that its Board of Directors has appointed Sassine Ghazi as president and Chief Executive Officer effective on Jan. 1, 2024. At that time, Aart de Geus, chair and CEO will transition into the role of Executive Chair of Synopsys’ Board of Directors. In their new roles, de Geus and Ghazi will continue their close and trusting collaboration to maintain and extend Synopsys’ high vitality culture, technology leadership, and excellent business growth, as they have demonstrated in recent years. Ghazi also joined Synopsys’ Board of Directors, effective Aug. 13, 2023.

“I am ecstatic about Sassine’s transition into the CEO role,” said Aart. “With 25 years of his career at Synopsys, Sassine embodies our values and culture, has driven very innovative technology, has strong operational experience in running our company, and has built deep, trusting relationships with our customers and partners. At heart, Sassine is a profoundly positive person with a ‘Yes, if…’ mindset, a results-oriented approach, stellar people leadership skills, and a deep passion for customers. With his outstanding track record and great talents, I’m excited about Sassine’s transition into the CEO role!”

“Following a systematic, multi-year succession planning process and speaking for the entire board,” added Roy Vallee, Lead Independent Director of Synopsys’ board, “we are delighted to promote Sassine to become our next president and CEO and thank Aart for the exemplary transition.”

Ghazi (53) brings multiple decades of chip design, applications engineering, customer support, sales, and business management experience to the Synopsys CEO role. In his current role as president and COO, he leads and drives strategy for all business units, sales, marketing and customer success at Synopsys. He assumed the role of COO in August 2020 and was appointed to the role of president in November 2021. Prior to Synopsys, he was a design engineer at Intel.

“I am incredibly honored and profoundly grateful to the board, Aart, and our exceptional leadership team for placing their unwavering trust in me,” said Ghazi. “My heart is filled with gratitude for the invaluable support, mentorship, and guidance extended by Aart over the years, which have been pivotal in shaping me into the leader I am today.”

“As I step into the role of CEO, I am fueled by an unwavering determination to build upon our strong foundation, drive innovation, and propel Synopsys to even greater heights of success.”

“Regarding my own path forward,” Aart added, “aside from first and foremost supporting Sassine, my focus will be to champion our unique culture and technical innovation both in and outside the company. In all cases, my support of Sassine will be seamless and encouraging as he brings fresh, ambitious, and exciting new leadership to our company!”

De Geus (69), who founded Synopsys in 1986, grew the company from a disruptive start-up to a technology and market leader in electronic design automation, design IP, and software security. Synopsys revolutionized digital design, and today, with about 20,000 employees and revenue over the last twelve months of approximately $5.5B, Synopsys is one of the world’s essential semiconductor ecosystem companies with an ambitious mission to help catalyze the coming AI-enabled ‘Smart Everything’ era. Aart is a technology visionary and legendary keynote speaker at industry events recognized by numerous awards. He has built Synopsys with an unwavering value-driven commitment to positive world impact and a deep belief in the talent and potential of all people.

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the Silicon to Software™ partner for innovative companies developing the electronic products and software applications we rely on every day. As an S&P 500 company, Synopsys has a long history of being a global leader in electronic design automation (EDA) and semiconductor IP and offers the industry’s broadest portfolio of application security testing tools and services. Whether you’re a system-on-chip (SoC) designer creating advanced semiconductors, or a software developer writing more secure, high-quality code, Synopsys has the solutions needed to deliver innovative products. Learn more at www.synopsys.com.

Investor Contact:

Trey Campbell

Synopsys, Inc.

650-584-4289

Synopsys-ir@synopsys.com

Editorial Contact:

Cara Walker

Synopsys, Inc.

408-482-5000

corp-pr@synopsys.com